Independent Auditors' Consent

                          The Board of Directors of
Oppenheimer Quest Global Value Fund, Inc.:

We consent to the use in this Registration Statement of our report dated December 14, 2000, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP

Denver, Colorado
February 9, 2001